Exhibit (e)(14) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit X

FEDERATED MUNICIPAL SECURITIES INCOME TRUST

Federated Municipal High Yield Advantage Fund

Institutional Shares

In consideration of the mutual covenants set forth in the Distributor’s Contract dated September 9, 1991, between Federated Municipal Securities Income Trust (formerly, Federated Municipal Income Trust) and Federated Securities Corp., Federated Municipal Securities Income Trust executes and delivers this Exhibit on behalf of Federated Municipal High Yield Advantage Fund, and with respect to the Institutional Shares of Federated Municipal High Yield Advantage Fund thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of June, 2013.

FEDERATED MUNICIPAL SECURITIES INCOME TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President